UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to ss. 240.14a-12

SENECA FOODS CORPORATION
----------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

---------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

---------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:

---------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

---------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

---------------------------------------------------------------------------------

(5) Total fee paid:

---------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

---------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

---------------------------------------------------------------------------------

(3) Filing Party:

---------------------------------------------------------------------------------

(4) Date Filed:

---------------------------------------------------------------------------------

SENECA FOODS CORPORATION
3736 South Main Street
Marion, New York 14505

June 29, 2007

Dear Shareholder:

You are cordially invited to the 2007 Annual Meeting of Shareholders of Seneca Foods Corporation (the “Company”), to be held on August 10, 2007 at 1:00 p.m., Eastern Daylight Time, at the Company’s offices, 3736 South Main Street, Marion, New York 14505.

Information about the Annual Meeting is included in the Notice of Annual Meeting of Shareholders and Proxy Statement which follow.

It is important that your shares of Common Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to give your immediate attention to voting. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Very truly yours,

KRAIG H. KAYSER
President and Chief Executive Officer

SENECA FOODS CORPORATION
3736 South Main Street
Marion, New York 14505

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 10, 2007

To the Shareholders:

The 2007 Annual Meeting of Shareholders of Seneca Foods Corporation (the “Company”) will be held at the Company’s offices, 3736 South Main Street, Marion, New York 14505, on Friday, August 10, 2007 at 1:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve until the Annual Meeting of shareholders in 2010 and until each of their successors is duly elected and shall qualify;

2.	To ratify the adoption of the Seneca Foods Corporation 2007 Equity Incentive Plan;

3.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 15, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The prompt return of your proxy will avoid delay and save the expense involved in further communication. The proxy may be revoked by you at any time prior to its exercise, and the giving of your proxy will not affect your right to vote in person if you wish to attend the Annual Meeting.

By Order of the Board of Directors

JEFFREY L. VAN RIPER
Secretary

DATED: June 29, 2007

IT IS IMPORTANT THAT THE ENCLOSED PROXY BALLOT BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING	1
Why did I receive this proxy?	1
Who is entitled to vote?	1
How many votes do I have?	1
What does it mean if I receive more than one proxy card?	1
How do I vote?	2
How do I vote my shares that are held by my broker?	2
What am I voting on?	2
Will there be any other items of business on the agenda?	2
How many votes are required to act on the proposals?	2
How are votes counted?	2
What happens if I return my proxy card without voting on all proposals?	3
Who has paid for this proxy solicitation?	3
When was this proxy statement mailed?	3
How can I obtain a copy of this year’s Annual Report on Form 10-K?	3
Can I find additional information on the Company’s website?	3
PROPOSAL ONE: ELECTION OF DIRECTORS	4
Information Concerning Directors	4
Independent Directors	5
BOARD COMMITTEES AND MEETINGS	6
Audit Committee	6
Compensation Committee	6
Corporate Governance and Nominating Committee	7
Board Attendance at Meetings	7
Stockholder Communication With the Board	7
Report of the Audit Committee	8
EXECUTIVE OFFICERS	9
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	10
Compensation Discussion and Analysis	10
Report of the Compensation Committee	14
Summary Compensation Table	15
Grants of Plan-Based Awards in Fiscal 2007	16
Pension Benefits	16
Compensation of Directors	17
Compensation Committee Interlocks	18
Certain Transactions and Relationships	18
OWNERSHIP OF COMPANY STOCK	18
Security Ownership of Certain Beneficial Owners	18
Security Ownership of Management and Directors	23
Section 16(a) Beneficial Ownership Reporting Compliance	25
PROPOSAL TWO: 2007 EQUITY INCENTIVE PLAN	25
Summary of the 2007 Equity Incentive Plan	25
Proposed Awards	27
Vote Required for Approval	27
PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28
Principal Accountant Fees and Services	28
Changes in Certifying Accountant	29
OTHER MATTERS	30
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING	30
Proposals for the Company’s Proxy Material	30
Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material	31
APPENDIX A

PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2007 ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of Seneca Foods Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders. The Annual Meeting will be held Friday, August 10, 2007, at 1:00 p.m., Eastern Daylight Time, at the Company’s offices, 3736 South Main Street, Marion, New York 14505. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

All record holders of the Company’s voting stock as of the close of business on June 15, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, the following shares of voting stock were issued and outstanding: (i) 4,813,684 shares of Class A common stock, $0.25 par value per share (“Class A Common Stock”); (ii) 2,760,905 shares of Class B common stock, $0.25 par value per share (“Class B Common Stock”, and together with the Class A Common Stock, sometimes collectively referred to as the “Common Stock”); (iii) 200,000 shares of Six Percent (6%) Cumulative Voting Preferred Stock, $0.25 par value per share (“6% Preferred Stock”); (iv) 407,240 shares of 10% Cumulative Convertible Voting Preferred Stock - Series A, $0.25 stated value per share (“10% Series A Preferred Stock”); and (v) 400,000 shares of 10% Cumulative Convertible Voting Preferred Stock - Series B, $0.25 stated value per share (“10% Series B Preferred Stock”).

How many votes do I have?

Each share of Class B Common Stock, 10% Series A Preferred Stock, and 10% Series B Preferred Stock is entitled to one vote on each item submitted to you for consideration. Each share of Class A Common Stock is entitled to one-twentieth (1/20) of one vote on each item submitted to you for consideration. Each share of 6% Preferred Stock is entitled to one vote, but only with respect to the election of directors.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I vote?

• By Mail: Vote, sign, date your card and mail it in the postage-paid envelope.

• In Person: At the Annual Meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you.

What am I voting on?

You will be voting on Proposal One regarding the election of three directors of the Company, Proposal Two regarding the ratification of the adoption of the Seneca Foods Corporation 2007 Equity Incentive Plan, and Proposal Three regarding the ratification of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

Will there be any other items of business on the agenda?

Pursuant to SEC rules, shareholder proposals must have been received by May 17, 2007 to be considered at the Annual Meeting. To date, we have received no shareholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Arthur S. Wolcott and Kraig H. Kayser with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

Pursuant to our Bylaws, provided a quorum is present, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share of voting stock being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Both the ratification of the adoption of the Seneca Foods Corporation 2007 Equity Incentive Plan and the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008 require the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present at the Annual Meeting.

How are votes counted?

The Annual Meeting will be held if a quorum is represented in person or by proxy. The holders of voting shares entitled to exercise a majority of the voting power of the Company shall constitute a quorum at the Annual Meeting. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes.

However, abstentions will not be counted as votes cast on a proposal and will have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

What happens if I return my proxy card without voting on all proposals?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted in favor of (FOR) Proposals One, Two and Three.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

When was this proxy statement mailed?

This proxy statement and the enclosed proxy card were mailed to shareholders beginning on or about June 29, 2007.

How can I obtain a copy of this year’s Annual Report on Form 10-K?

A copy of our 2007 Annual Report to Shareholders, including financial statements for the fiscal year ended March 31, 2007, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) may be obtained free of charge by writing to Seneca Foods Corporation, 3736 South Main Street, Marion, New York 14505, Attention: Secretary or by accessing the “Investor Information” section of the Company’s website at www.senecafoods.com.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.senecafoods.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees and reports that we file with the SEC. A copy of our code of ethics and each of the charters of our board committees may be obtained free of charge by writing to Seneca Foods Corporation, 3736 South Main Street, Marion, New York 14505, Attention: Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors has fixed the number of directors at nine and the Board of Directors is divided into three classes, as equal in number as possible, having staggered terms of three years each. Therefore, at this annual meeting three directors will be elected to serve until the annual meeting in 2010 and until each of their successors is duly elected and shall qualify.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below. All nominees, except Susan A. Henry, are currently serving as directors of the Company and were elected at the 2004 Annual Meeting of Shareholders. Douglas F. Brush, who has served as a director since 2001, has indicated that he will not be standing for re-election to the Company’s Board of Directors. Susan A. Henry has been recommended by the Corporate Governance and Nominating Committee of the Board of Directors to fill the vacancy. Dr. Henry is the Ronald P. Lynch Dean of Agriculture and Life Sciences at Cornell University school of Agriculture & Life Sciences in Ithaca, New York.

Unless instructed otherwise, proxies will be voted FOR the election of the three nominees listed below. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information Concerning Directors

The following provides certain information regarding the nominees for election to the Company’s Board of Directors and the Directors whose terms continue beyond the Annual Meeting. Each individual’s name, position with the Company and tenure is indicated. In addition, the principal occupation and business experience for the past five years is provided for each nominee and unless otherwise stated, each nominee has held the position indicated for at least the past five years.

Nominees Standing for Election at the Annual Meeting

Andrew M. Boas, age 52 − Mr. Boas is the General Partner of Carl Marks Management Company, L.P. (merchant banking firm), President of Carl Marks Offshore Management, Inc., Vice President of CM Capital and Vice President of Carl Marks & Co., Inc. He has served as a director of the Company since 1998.

Susan W. Stuart, age 52 − Ms. Stuart is a marketing consultant. She has served as a director of the Company since 1986.

Susan A. Henry, age 61 − Dr. Henry is Dean of Cornell University’s College of Agriculture and Life Sciences since July 2000. She is a new director candidate and therefore has not served as a director previously. Dr. Henry serves on the Board of Directors of Agrium, Inc.

Directors whose Terms Expire in 2008

Robert T. Brady, age 66 − Mr. Brady is Chairman and Chief Executive Officer of Moog, Inc. (manufacturer of control systems). He has served as a director of the Company since 1989. Mr. Brady also serves on the Board of Directors of Moog Inc., National Fuel Gas Company, Astronics Corporation and M&T Bank Corporation.

G. Brymer Humphreys, age 66 − Mr. Humphreys is State Executive Director, USDA Farm Services Agency, New York State Office. He has served as a director of the Company since 1983.

Arthur S. Wolcott, age 81 − Mr. Wolcott has served as a director and as the Chairman of the Board of the Company since 1949.

Directors whose Terms Expire in 2009

Arthur H. Baer, age 60 − Mr. Baer is President of Hudson Valley Publishing since January 2003 and from 1998 to 1999. He was President of Arrow Electronics Europe from 2000 to 2002 and President of XYAN Inc. from 1996 to 1998. Mr. Baer has served as a director of the Company since 1998.

Kraig H. Kayser, age 46 − Mr. Kayser is the President and Chief Executive Officer of the Company and has served in that capacity since 1993. He has served as a director of the Company since 1985. Mr. Kayser also serves on the Board of Directors of Moog Inc.

Thomas Paulson, age 51 − Since March 2006, Mr. Paulson has been the Chief Financial Officer of Tennant Corporation (industrial cleaning company). He was Chief Financial Officer of Innovex, Inc. (flexible circuits) from February 2001 to March 2006 and Vice President of Finance of The Pillsbury Company from 1998-2000. He has served as a director of the Company since 2004.

Messrs. Boas and Baer were first nominated to the Company’s Board of Directors pursuant to the terms of a Stock Purchase Agreement dated as of June 22, 1998, by and between the Company and Carl Marks Strategic Investments, L.P. and related entities (collectively the “Investors”). Certain substantial shareholders of the Company have agreed to vote their shares in favor of Messrs. Boas and Baer. This voting arrangement will continue in effect until the Investors, in the aggregate, own less than 10% of the outstanding Class A Common Stock (assuming conversion of the Company’s Convertible Participating Preferred Stock).

Arthur S. Wolcott, Chairman, is the father of Susan W. Stuart, a director of the Company. There are no other family relationships between any of the directors or executive officers of the Company.

Independent Directors

Under the NASDAQ Global Market listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee must meet the test of

“independence” as defined by NASDAQ. The NASDAQ standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that each current director and nominee for director, other than Mr. Wolcott, the Company’s Chairman, his daughter, Ms. Stuart, and Mr. Kayser, the Company’s President and Chief Executive Officer, is “independent” as defined by the listing standards of the NASDAQ Global Market. In making its determinations, the Board considered Mr. Humphreys’ relationship with the Company described in “Certain Transactions and Related Relationships” below and concluded that this relationship was not inconsistent with a determination that Mr. Humphreys is independent. No other director has any material relationship with the Company.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NASDAQ Global Market listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.senecafoods.com.

Audit Committee

The Audit Committee consists of Messrs. Baer, Brady, Brush, Humphreys and Paulson. The Audit Committee met four times during the fiscal year ended March 31, 2007. The Audit Committee is directly responsible for the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with management the scope and results of the Company’s internal auditing procedures, reviews the independence of the auditors and any non-audit services provided by the auditors, reviews with the auditors and management the adequacy of the Company’s system of internal accounting controls and makes inquiries into other matters within the scope of its duties. Mr. Baer has been designated as the Company’s “audit committee financial expert” in accordance with the SEC rules and regulations. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Baer’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. See “Report of the Audit Committee” below.

Compensation Committee

The Compensation Committee consists of Messrs. Brush, Humphreys and Boas. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met two times during the fiscal year ended March 31, 2007.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Boas, Brady, Humphreys and Paulson. The responsibilities of the Corporate Governance and Nominating Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

The Board has not adopted specific minimum criteria for director nominees. The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in services are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Corporate Governance and Nominating Committee decides not to nominate a member for re-election, the Committee first considers the appropriateness of the size of the board. If the Committee determines the board seat should remain and a vacancy exists, the Committee considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management and shareholders.

Shareholder recommendations must be in writing and addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 3736 South Main Street, Marion, New York 14505, and should include a statement setting forth the qualifications and experience of the proposed candidates and basis for nomination. Any person recommended by shareholders of the Company will be evaluated in the same manner as any other potential nominee for director.

Board Attendance at Meetings

The Board of Directors held four meetings during the fiscal year ended March 31, 2007. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. Each director is expected to attend the Annual Meeting of shareholders. In 2006, the Annual Meeting of Shareholders was attended by all nine directors.

Shareholder Communication With the Board

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Seneca Foods Corporation, 3736 South Main Street, Marion, New York 14505. Correspondence directed to an individual board member will be referred, unopened, to that member. Correspondence not directed to a particular board member will be referred, unopened, to the Chairman of the Audit Committee.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of five directors, each of whom meets the current independence and experience requirements of the NASDAQ Global Market and the SEC. The Audit Committee operates under a written charter which was adopted on May 27, 2004. A complete copy of the Audit Committee charter is available on the Company’s website at www.senecafoods.com. The Board has determined that Arthur H. Baer is an “audit committee financial expert” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with BDO Seidman without management being present. The Committee met four times during the fiscal year ended March 31, 2007. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and BDO Seidman to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with BDO Seidman matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with BDO Seidman matters relating to its independence and has received from BDO Seidman the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with BDO Seidman and management, the Audit Committee recommended to the Board of Directors that the

Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the SEC.

Submitted by:

THE AUDIT COMMITTEE

Arthur H. Baer, Chair
Douglas F. Brush
Robert T. Brady
G. Brymer Humphreys
Thomas Paulson

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years.

Arthur S. Wolcott, age 81 − Mr. Wolcott has served as the Chairman of the Board of the Company since 1949.

Kraig H. Kayser, age 46 − Mr. Kayser is the President and Chief Executive Officer of the Company and has served in that capacity since 1993. From 1991-1993 he served as the Company’s Chief Financial Officer.

Roland E. Breunig, age 55 − Mr. Breunig has served as the Company’s Chief Financial Officer since September 2006. From February 2004 to September 2006, Mr. Breunig was a consultant operating as an independent contractor with Robert Half Management Consultants. During 2003 and part of 2004, Mr. Breunig was principal of Heartland Consulting. From 1999 to 2003, Mr. Breunig was Chief Financial Officer, Secretary and Treasurer at HeartLand Airlines, LLC.

Paul L. Palmby, age 45 − Mr. Palmby has been Chief Operating Officer of the Company since 2006. Prior to that, he served as President of the Vegetable Division of the Company from 2005 to 2006 and Vice President of Operations of the Company from 1999-2004. Mr. Palmby joined the Company in March 1999.

Carl A. Cichetti, age 49 − Mr. Cichetti has served as Chief Information Officer of the Company since 2006. He was a Senior Consultant of Navint (Technology Consulting) from 2004-2005 and Senior Vice President of Technology of Citigroup from 2001-2004.

Dean E. Erstad, age 44 − Mr. Erstad has been Senior Vice President of Sales of the Company since 2001 and Vice President of Private Label Sales during 2000.

John D. Exner, age 45 − Mr. Exner has been General Counsel of the Company since 2006. He was Legal Counsel/President of Midwest Food Processors Association, Inc. from 1991-2005.

Cynthia L. Fohrd, age 44 − Ms. Fohrd has been Chief Administrative Officer of the Company since 2007. Ms. Fohrd has held various positions since joining the Company in 1988 including Internal Auditor, Risk Management Specialist and Vice President of Human Resources.

Jeffrey L. Van Riper, age 50 − Mr. Van Riper has been Secretary and Controller of the Company since 1986. He joined the Company as Accounting Manager in 1978.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned during the fiscal year ended March 31, 2007 by our Chief Executive Officer, or CEO, the two individuals who served as our Chief Financial Officer during the year and our three other most-highly compensated executive officers, to whom we refer collectively in this proxy statement as the “named executive officers.” The amounts of compensation earned by these executives are detailed in the Fiscal Year 2007 Summary Compensation Table and the other tables which follow it. The purpose of this section is to provide you with more information about the types of compensation earned by the named executive officers and the philosophy and objectives of our executive compensation programs and practices.

Authority of the Compensation Committee; Role of Executive Officers

The Compensation Committee of the Board of Directors (the “Committee”) consists of Messrs. Brush, Humphreys and Boas. Mr. Brush, who has served on the Board of Directors for approximately six years, is the Committee Chairman. Each member of the Committee qualifies as an independent director under NASDAQ Global Market listing standards. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.senecafoods.com under “Corporate Governance.” The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held two meetings during fiscal 2007 and has held one meeting so far during fiscal 2008. The Committee has never engaged a compensation consultant to assist it in developing compensation programs. The Committee also regularly allocates a portion of each meeting to an executive session without management.

The Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Committee has delegated certain responsibilities with regard to our Pension Plan and 401(k) Plan to an investment committee consisting of members of management. The Committee also has delegated authority to our President and CEO to designate those employees who will participate in our Profit Sharing Bonus Plan; provided, however, that the Committee is required to approve participation in such plan by any of our executive officers.

The Committee approves the compensation of our CEO. Our CEO develops and submits to the Committee his recommendation for the compensation of each of the other executive officers in connection with annual merit reviews of their performance. The Committee reviews and discusses the recommendations made by our CEO and approves the compensation for each named executive officer for the coming year. No corporate officer, including our CEO, is present when the Committee determines that officer’s compensation. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for our Profit Sharing Bonus Plan, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which actions requires the Committee’s approval.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly-qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions, and

•	align our executives’ interests with the long-term interests of our shareholders.

Our compensation principles are designed to complement and support the Company’s business strategy. The canned fruit and vegetable business is highly competitive, and the principal customers are major food chains and food distributors with strong negotiating power as to price and other terms. Consequently, our success depends on an efficient cost structure (as well as quality products) which enables us to provide favorable prices to the customers and acceptable margins for the Company.

However, an important purpose of our compensation policies is to enable the Company to retain highly valued employees. Our senior management monitors middle and senior management attrition and endeavors to be sufficiently competitive as to salary levels so as to retain and acquire highly valued managers. Consequently, the Company has been flexible, and expects to remain so, in attracting and retaining quality management personnel.

Elements of Executive Compensation for Fiscal Year 2007

Base Salary. The base salary of each of our named executive officers is reviewed by the Committee at the beginning of each fiscal year as part of the overall annual review of executive compensation. During the review of base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objective established for the individual, his or her past performance and competitive salary practices both internally and externally. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year, for example, in connection with a promotion or other material change in the executive’s role or responsibilities. During fiscal year 2007, each of the named executive officers received a merit increase to his base salary in May 2006.

As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly-qualified executives. Many of our competitors are family-owned businesses operating in rural areas, where compensation rates and salary expectations are below the urban levels. However, most of our executive officers also live and work in rural locations, inasmuch as the Company believes that its facilities (some of which include executive offices) should be located in the agricultural areas that produce the crops processed by the Company. Although the compensation level of our executive officers is generally in the upper end of executive compensation in these localities, they are below the compensation levels for comparable positions in most public food companies with sales comparable to those of the Company.

For Mr. Kayser, our CEO, the Committee concluded that a base salary of $428,570 was appropriate in this regard effective May 1, 2006. The Committee similarly determined the appropriate base salary of each of our named executive officers as set forth in the Summary Compensation Table.

Profit Sharing Bonus Plan. The corporate Profit Sharing Bonus Plan is generally available to officers and certain key corporate employees. An annual incentive bonus is payable based upon the Company’s performance, and aligns the interests of executives and employees with those of our shareholders. The Profit Sharing Bonus Plan links performance incentives for management and key employees to increases in shareholder value and promotes a culture of high performance and ownership in which members of management are rewarded for achieving operating efficiencies, reducing costs and improving profitability.

The Profit Sharing Bonus Plan became effective April 1, 2006. Under the Plan, annual incentive bonuses are paid based on achieving the performance criteria set for the Company. The bonuses for officers and certain key corporate employees are distributed at the sole discretion of our CEO upon approval of such bonuses by the Committee.

The performance criteria established under the Profit Sharing Bonus Plan requires the Company’s pre-tax profits for a fiscal year to equal or exceed a specific bonus target plus the aggregate bonus amounts calculated under the Plan. Each bonus target under the Profit Sharing Bonus Plan is expressed as a percentage of the consolidated net worth of the Company as stated in the annual report for the prior fiscal year. Additionally, each bonus target corresponds to a potential bonus payment calculated as a percentage of the employee’s base salary earned during the fiscal year. The following table sets forth the bonus targets and potential bonus payments established under the Profit Sharing Bonus Plan for fiscal 2007.

Bonus Target	Potential Bonus Payment (Percent of Base Salary)
7.5%	10%
10%	15%
12.5%	20%
15%	25%
20%	50%

For fiscal 2007, the Company’s pre-tax profits exceeded 15% of the Company’s consolidated net worth at the end of the prior fiscal year and a total of $321,428 was earned by eligible employees under the Profit Sharing Bonus Plan. With respect to the named executive officers, the bonuses set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” were paid as part of fiscal 2007 compensation.

Equity Based Incentive Awards. The Company is asking shareholders to approve an Equity Incentive Plan to align the interests of management and shareholders through the use of stock-based incentives that result in increased stock ownership by management. See the section entitled Proposal 2: Approval of the Company’s 2007 Equity Incentive Plan for further information. Shareholder approval of the new Plan is important to allow us to continue to attract and retain key talent and to motivate executive and other key employees to achieve the Company’s goals.

Retirement Programs. Our executive officers are entitled to participate in the Company’s Pension Plan, which is for the benefit of all employees meeting certain eligibility requirements. Effective August 1, 1989, the Company amended the Plan to provide improved pension benefits under an excess formula. The excess formula for the calculation of the annual retirement benefit is: total years of credited service (not to exceed 35) multiplied by the sum of (i) 0.6% of the participant’s average salary (five highest consecutive years, excluding bonus), and (ii) 0.6% of the participant’s average salary in excess of compensation covered by Social Security.

Participants who were employed by the Company prior to August 1, 1988, are eligible to receive the greater of their benefit determined under the excess formula or their benefit determined under the offset formula as of July 31, 1989. The offset formula is: (i) total years of credited service multiplied by $120, plus (ii) average salary multiplied by 25%, less 74% of the primary Social Security benefit. The maximum permitted annual retirement income under either formula is $160,000. See “Pension Benefits” below for further information regarding the number of years of service credited to each of the named executive officers and the actuarial present value of his accumulated benefit under the Pension Plan.

We also have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. The Company matching contributions to the named executive officers’ 401(k) Plan accounts are included in the Summary Compensation Table under the heading “Other Compensation.”

Other Compensation. The Company also provides health insurance, term life insurance, and short-term disability benefits that do not discriminate in scope, terms or operation in favor of our executive officers and are therefore not included in the Summary Compensation Table for the named executive officers.

Other Compensation Policies

Internal Pay Equity. The Committee believes that internal equity is an important factor to be considered in establishing compensation for our officers. The Committee has not established a policy regarding the ratio of total compensation of our CEO to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.

Compensation Deductibility Policy. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the CEO or any of the four other most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in compensation in any one year. However, if the Company pays compensation that is “performance-based” under Section 162(m), the Company can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. None of our executive officers received more than $1,000,000 in compensation during fiscal 2007 or any prior year, so Section 162(m) has not affected the Company. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns.

No Stock Options. The Company has never awarded stock options to any officer or employee, and it does not presently contemplate initiating any plan or practice to award stock options.

Timing of Grants. The Committee anticipates that stock awards to the Company’s officers under the 2007 Equity Incentive Plan will typically be granted annually in conjunction with the review of the individual performance of each officer. This review will take place at a regularly scheduled meeting of the Compensation Committee.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report for the Fiscal Year Ended March 31, 2007 (as incorporated by reference to this Proxy Statement).

THE COMPENSATION COMMITTEE

Douglas F. Brush, Chair
G. Brymer Humphreys
Andrew M. Boas

Summary Compensation Table

The following table summarizes, for the fiscal year ended March 31, 2007, the amount of compensation earned by the named executive officers.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation (1)	Total
Arthur S. Wolcott Chairman of the Board	2007	$427,530	$107,142	$-	$534,672
Kraig H. Kayser President and Chief Executive Officer	2007	$427,522	$107,142	$13,345	$548,009
Roland E. Breunig Chief Financial Officer	2007	$90,865	$21,875	$15,262	$128,002
Paul L. Palmby Chief Operating Officer	2007	$198,784	$50,000	$4,758	$253,542
Carl A. Cichetti Chief Information Officer	2007	$140,569	$35,269	$3,710	$179,548
Philip G. Paras (2) Former Chief Financial Officer	2007	$55,621	$-	$-	$55,621
_______________
(1)
The amount shown in this column represents the Company’s matching contribution to its 401(k) Plan for each named executive officer, relocation costs including gross-up for Mr. Kayser and Mr. Breunig and the amount of premium paid by the Company for group term life insurance on the named executive officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each named executive officer.

(2)	Mr. Paras served as Chief Financial Officer of the Company from April 2001 to August 2006.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
Arthur S. Wolcott Chairman of the Board	April 1, 2006	$42,857	$85,714	$214,284
Kraig H. Kayser President and Chief Executive Officer	April 1, 2006	$42,857	$85,714	$214,284
Roland E. Breunig Chief Financial Officer	September 28, 2006	$8,750	$17,500	$43,750
Paul L. Palmby Chief Operating Officer	April 1, 2006	$20,000	$40,000	$100,000
Carl A. Cichetti Chief Information Officer	April 1, 2006	$14,108	$28,215	$70,538
Philip G. Paras (2) Former Chief Financial Officer	April 1, 2006	$12,647	$25,294	$63,235
_______________
(1)
Represents the possible payouts under the Company’s Profit Sharing Bonus Plan discussed in further detail on pages 12-13. For fiscal 2007, the Company’s pre-tax profits exceeded 15% of the Company’s consolidated net worth at the end of the prior fiscal year. The actual amount earned by each named executive officer in fiscal 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Mr. Paras served as Chief Financial Officer of the Company from April 2001 to August 2006.

Pension Benefits

The Company’s Pension Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the named executive officers. Effective August 1, 1989, the Company amended the Pension Plan to provide improved pension benefits under an excess formula. The excess formula for the calculation of the annual retirement benefit is: total years of credited service (not to exceed 35) multiplied by the sum of (i) 0.6% of the participant’s average salary (five highest consecutive years, excluding bonus), and (ii) 0.6% of the participant’s average salary in excess of his compensation covered by Social Security. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2007, the annual limitation is $225,000.

Participants who were employed by the Company prior to August 1, 1988, are eligible to receive the greater of their benefit determined under the excess formula or their benefit determined under the offset formula as of July 31, 1989. The offset formula is: (i) total years of credited service multiplied by $120, plus (ii) average salary multiplied by 25%, less 74% of the primary Social Security benefit. The maximum permitted annual retirement income under either formula is $160,000.

The following table shows the present value of accumulated benefits payable to each of our named executive officers under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Arthur S. Wolcott	Pension Plan	58	$781,683	$98,370
Kraig H. Kayser	Pension Plan	15	115,680	--
Roland E. Breunig	Pension Plan	--	--	--
Paul L. Palmby	Pension Plan	20	94,457	--
Carl A. Cichetti	Pension Plan	1	5,005	--
Philip G. Paras	Pension Plan	9	28,465	--
_______________
(1)
Please see Note 8, “Retirement Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders for the year ended March 31, 2007 for the assumptions used in calculating the present value of the accumulated benefit. Pension Plan service credit and actuarial values are calculated as of March 31, 2007, which is the pension plan measurement date that we use for financial statement reporting purposes.

Compensation of Directors

Under the director compensation program, which became effective July 1, 2006, each non-employee director is paid a monthly cash retainer of $1,750. Messrs. Wolcott and Kayser, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the fiscal year ended March 31, 2007:

Name	Fees Earned or Paid in Cash
Arthur H. Baer	$20,250
Andrew M. Boas	$20,250
Robert T. Brady	$20,250
Douglas F. Brush	$20,250
G. Brymer Humphreys	$20,250
Susan W. Stuart	$20,250
Thomas Paulson	$20,250

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Brush, Humphreys and Boas. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Certain Transactions and Relationships

The Audit Committee must review and approve all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

Prior to December 30, 2006, the Company operated under a contract pursuant to which Birds Eye Foods supplied the Company’s New York processing plants with their raw vegetable requirements. Birds Eye’s sources of supply are the grower-members of Pro-Fac Cooperative, Inc., a non-controlling shareholder of Birds Eye. A small percentage (less than 1% in fiscal year 2007) of vegetables supplied to the Company under this contract are grown by Humphreys Farm Inc. as a Pro-Fac grower-member. G. Brymer Humphreys is President and a 23% shareholder of Humphreys Farm.

Each year the prices paid for all Pro-Fac-sourced vegetables are negotiated between the Company and Birds Eye and paid directly to Birds Eye. The Company understands that the member-growers who supplied the vegetables are paid through Pro-Fac. The Company has no negotiations with Humphreys Farm and no authority to require Birds Eye or Pro-Fac to fill from Humphreys Farm any particular volume or percentage of the vegetables supplied to the Company. Moreover, the Company does not negotiate or identify any special prices for vegetables produced at Humphreys Farm as distinguished from other Pro-Fac grower-members.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of March 31, 2007, more than five percent of the shares of any class of the Company’s voting securities, except as set forth in the following table. Beneficial ownership for these purposes is determined in accordance with applicable SEC rules and includes shares over which a person has sole or shared voting power or investment power. The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which currently are convertible into both Class A Common Stock and Class B Common Stock on the basis of 20 and 30 shares of Preferred Stock, respectively, for each share of Common Stock.

		Amount of Shares and Nature of Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Sole Voting/ Investment Power	Shared Voting/ Investment Power	Total	Percent of Class (1)
6% Preferred Stock	Arthur S. Wolcott 1605 Main Street Sarasota, Florida	32,844	--	32,844 (2)	16.42%
	Kurt C. Kayser Bradenton, Florida	27,536	--	27,536	13.77
	Susan W. Stuart Fairfield, Connecticut	25,296	--	25,296	12.65
	Bruce S. Wolcott Canandaigua, New York	25,296	--	25,296	12.65
	Grace W. Wadell Wayne, Pennsylvania	25,292	--	25,292	12.65
	Mark S. Wolcott Pittsford, New York	25,292	--	25,292	12.65
	L. Jerome Wolcott, Jr. Costa Mesa, California	15,222	--	15,222	7.61
	Peter J. Wolcott Bridgewater, Connecticut	15,222	--	15,222	7.61
10% Series A Preferred Stock	Arthur S. Wolcott	212,840	--	212,840 (3)	52.26
	Kraig H. Kayser 418 East Conde Street Janesville, Wisconsin	32,168	141,644	173,812 (4)	42.68
	Hannelore Wolcott-Bailey Penn Yan, New York	20,588	--	20,588 (5)	5.05
10% Series B Preferred Stock	Arthur S. Wolcott	212,200	--	212,200 (6)	53.10
	Kraig H. Kayser	--	165,080	165,080 (7)	41.30
	Hannelore Wolcott-Bailey	22,720	--	22,720 (8)	5.60

		Amount of Shares and Nature of Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Sole Voting/ Investment Power	Shared Voting/ Investment Power	Total	Percent of Class (1)
Class A Common Stock	Carl Marks Management Company, LP 900 Third Avenue, 33rd Floor New York, New York	2,355,736	--	2,355,736 (9)	32.86
	Manulife Financial Corporation 200 Bloor Street, East Toronto, Ontario, Canada	1,025,220	--	1,025,220 (10)	17.56
	Nancy A. Marks Great Neck, New York	652,824	--	652,824 (11)	6.95
	Franklin Resources, Inc. One Franklin Parkway San Mateo, California	556,600	--	556,600 (12)	5.93
	I. Wistar Morris, III 4 Tower Bridge, Suite 300 200 Barr Harbor Drive West Conshohocken, Pennsylvania	184,700	348,722	533,422 (13)	5.68
	Arnhold and S. Bleichroeder Advisers, LLC 1345 Avenue of the Americas New York, New York	488,060	--	488,060 (14)	5.20
	The Pillsbury Company General Mills, Inc. Number One General Mills Blvd Minneapolis, Minnesota	--	346,570	346,570 (15)	3.69
	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland	280,200	--	280,200 (16)	2.98
	Kraig H. Kayser	66,528	158,130	224,658 (17)	2.39
	Susan W. Stuart	57,214	105,288	162,502 (18)	1.73
	Arthur S. Wolcott	20,623	106,467	127,090 (19)	1.35

		Amount of Shares and Nature of Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Sole Voting/ Investment Power	Shared Voting/ Investment Power	Total	Percent of Class (1)
Class B Common Stock	Kraig H. Kayser	82,770	440,218	522,988 (20)	18.94
	Susan W. Stuart	63,492	413,966	477,458 (21)	17.29
	Nancy A. Marks	377,304	--	377,304 (22)	13.67
	Arthur S. Wolcott	8,551	362,808	371,359 (23)	13.47
	Seneca Foods Pension Plan	279,300	--	279,300	10.12
_________________________
(1)
The applicable percentage of beneficial ownership is based on the number of shares of each class of voting stock outstanding as of March 31, 2007. With respect to certain persons, the percentage of beneficial ownership of Class A Common Stock includes the shares of Class A Common Stock that may be acquired upon conversion of the Company’s Convertible Participating Preferred Stock but such shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Does not include 101,176 shares of 6% Preferred Stock held directly by Mr. and Mrs. Wolcott’s offspring, as to which Mr. Wolcott disclaims beneficial ownership.
(3)	These shares are convertible into 10,642 shares of Class A Common Stock and 10,642 shares of Class B Common Stock.
(4)
Mr. Kayser has shared voting and investment power with respect to 141,644 shares of 10% Series A Preferred Stock held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. The total 173,812 shares of 10% Series A Preferred Stock are convertible into 8,690 shares of Class A Common Stock and 8,690 shares of Class B Common Stock.

(5)	These shares are convertible into 1,029 shares of Class A Common Stock and 1,029 shares of Class B Common Stock.
(6)	These shares are convertible into 7,073 shares of Class A Common Stock and 7,073 shares of Class B Common Stock.
(7)
Mr. Kayser has shared voting and investment power with respect to 165,080 shares of 10% Series B Preferred Stock held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. The total 165,080 shares of 10% Series B Preferred Stock are convertible into 5,502 shares of Class A Common Stock and 5,502 shares of Class B Common Stock.

(8)	These shares are convertible into 757 shares of Class A Common Stock and 757 shares of Class B Common Stock.
(9)
Based on an amended statement on Schedule 13D filed with the SEC on July 8, 2004 by Carl Marks Management Company, L.P. as sole general partner of Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Investments II, L.P. The shares in the table consist solely of 2,355,736 shares of the Company’s Convertible Participating Preferred Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.

(10)
Based on a statement on Schedule 13G filed with the SEC on August 28, 2006 by Manulife Financial Corporation and its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company (JHLICO). The shares in the table consist solely of 1,025,220 shares of Convertible Participating Preferred Stock, Series 2006 (of which 19,346 shares are held by JHLICO’s direct, wholly-owned subsidiary, John Hancock Variable Life Insurance Company) that are convertible into shares of Class A Common Stock on a one-for-one basis.

(11)	Based on an amended statement on Schedule 13D filed with the SEC on July 8, 2004 by Nancy A. Marks and certain related investors. The shares reported in the table include 130,000 shares held in trust of which she is a trustee and 248,520 shares of the Company’s Convertible Participating Preferred Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.

(12)
Based on a statement on Schedule 13G filed with the SEC on February 7, 2006 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. Includes 300,000 shares of the Company’s Convertible Participating Preferred Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.

(13)
Based on a statement on Schedule 13D filed with the SEC on August 16, 2006 by I. Wistar Morris, III. Mr. Morris has the sole voting power and the sole investment power over 184,700 shares held for his benefit in nominee name. He has no voting power but he has shared investment power with respect to the 178,180 shares held by his wife, in nominee name for her benefit and the 138,600 shares held in nominee name for the benefit of his children, as well as, the 38,942 shares registered in nominee name for a Foundation in which he is the co-trustee.

(14)
Based on a statement on Schedule 13G filed with the SEC on February 6, 2007 by Arnhold and S. Bleichroeder Advisers, LLC. Includes 207,290 shares of the Company’s Convertible Participating Preferred Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.

(15)	Based on a statement on Schedule 13D filed with the SEC on March 22, 1996 by The Pillsbury Company (now a subsidiary of General Mills, Inc.) and Grand Metropolitan.
(16)
Based on an amended statement on Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. (Price Associates). These securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17)
Mr. Kayser has sole voting and investment power over 66,528 shares of Class A Common Stock owned by him and sole voting but no investment power over 5,550 shares owned by his siblings and their children, which are subject to a voting trust agreement of which Mr. Kayser is a trustee. Mr. Kayser has shared voting and investment power with respect to 72,269 shares held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. The shares reported in the table include 76,936 shares held by the Seneca Foods Foundation (the “Foundation”), of which Mr. Kayser is a director. The shares reported in the table do not include (i) 14,902 shares owned by Mr. Kayser’s mother, (ii) 19,000 shares held in trust for Mr. Kayser’s mother, (iii) 4,900 shares held by Mr. Kayser’s brothers, or (iv) 398,239 shares held by the Seneca Foods Corporation Employee Savings Plan (the “401(k) Plan”), over which the Company’s officers may be deemed to have shared voting and investment power. Mr. Kayser has shared voting and investment power with respect to the shares held by the Foundation. He disclaims beneficial ownership of the shares held by his mother and in trust for his mother, the shares held by his brother and the shares held by the 401(k) Plan.

(18)
The shares in the table include (i) 12,616 shares of Class A Common Stock held by Ms. Stuart’s husband, (ii) 15,736 shares owned by her sister’s children, of which Ms. Stuart is the trustee, (iii) 76,936 shares held by the Foundation, of which Ms. Stuart is a director. Ms. Stuart has shared voting and investment power with respect to the shares held by the Foundation and sole voting and investment power with respect to the shares owned by her sister’s children. She disclaims beneficial ownership of the shares held by her husband.

(19)
The shares in the table include (i) 29,531 shares of Class A Common Stock held by Mr. Wolcott’s wife, (ii) 76,936 shares held by the Foundation, of which Mr. Wolcott is a director. The shares reported in the table do not include (i) 308,528 shares of Class A Common Stock held directly by Mr. and Mrs. Wolcott’s offspring and their families, or (ii) 398,239 shares held by the 401(k) Plan, over which the Company’s officers may be deemed to have shared voting and investment power. Mr. Wolcott has shared voting and investment power with respect to the shares held by the Foundation. He disclaims beneficial ownership with respect to the shares held by his wife, his offspring and their families and the 401(k) Plan.

(20)
Mr. Kayser has sole voting and investment power over 82,770 shares of Class B Common Stock he owns and sole voting but no investment power over 10,050 shares owned by his siblings and their children, which are subject to a voting trust agreement of which Mr. Kayser is a trustee. Mr. Kayser has shared voting and investment power with respect to 75,944 shares held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. The shares in the table include (i) 279,300 shares held by the Pension Plan, of which Mr. Kayser is a trustee and (ii) 74,924 shares held by the Foundation, of which Mr. Kayser is a director. The shares in the table do not include (i) 14,912 shares owned by Mr. Kayser’s mother, or (ii) 19,000 shares held in trust for Mr. Kayser’s mother, and (iii) 57,141 shares held by the 401(k) Plan. Mr. Kayser has shared voting and investment power with respect to the shares held by the Pension Plan and the Foundation. He disclaims beneficial ownership of the shares held by his mother and in trust for his mother and the shares held by the 401(k) Plan.

(21)
The shares reported in the table include (i) 18,894 shares of Class B Common Stock held by Ms. Stuart’s husband, (ii) 40,848 shares owned by her sister’s children, of which Ms. Stuart is the trustee, (iii) 279,300 shares held by the Pension Plan, of which Ms. Stuart is a trustee and (iv) 74,924 shares held by the Foundation, of which Ms. Stuart is a director. Ms. Stuart has shared voting and investment power with respect to the shares held the Pension Plan and the Foundation and sole voting and investment power with respect to the shares owned by her sister’s children. She disclaims beneficial ownership of the shares held by her husband.

(22)
Based on an amended statement on Schedule 13D filed with the SEC on July 8, 2004 by Nancy A. Marks and certain related investors. The shares reported in the table include 130,000 shares held in trust of which she is a trustee.

(23)
The shares in the table include (i) 8,584 shares of Class B Common Stock held by Mr. Wolcott’s wife, (ii) 279,300 shares held by the Pension Plan, of which Mr. Wolcott is a trustee and (iii) 74,924 shares held by the Foundation, of which Mr. Wolcott is a director. The shares in the table do not include (i) 448,608 shares of Class B Common Stock held directly by Mr. and Mrs. Wolcott’s offspring and their families or (ii) 57,141 shares held by the 401(k) Plan. Mr. Wolcott has shared voting and investment power with respect to the shares held by the Pension Plan and the Foundation. He disclaims beneficial ownership with respect to the shares held by his wife, his offspring and their families and the 401(k) Plan.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of all classes of the Company’s voting securities owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of March 31, 2007. Beneficial ownership for these purposes is determined in accordance with applicable SEC rules and includes shares over which a person has sole or shared voting power or investment power. The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which currently are convertible into both Class A Common Stock and Class B Common Stock on the basis of 20 and 30 shares of Preferred Stock, respectively, for each share of Common Stock.

Name of Beneficial Owner	Title of Class	Shares Beneficially Owned	Percent of Class (1)
Arthur H. Baer	Class B Common Stock	3,000	*%
Andrew M. Boas	Class A Common Stock (2) Class B Common Stock	2,409,711 53,975	33.36 1.95
Robert T. Brady	Class A Common Stock (3)	1,500	*
Douglas F. Brush	Class B Common Stock	770	*
G. Brymer Humphreys	Class A Common Stock (4) Class B Common Stock	1,200 800	* *
Kraig H. Kayser	Class A Common Stock (5) Class B Common Stock (5) 6% Preferred Stock (5) 10% Series A Preferred Stock (5) 10% Series B Preferred Stock (5)	224,658 522,988 8,000 173,812 165,080	4.67 18.94 4.00 42.68 41.27
Susan W. Stuart	Class A Common Stock (6) Class B Common Stock (6) 6% Preferred Stock (6)	162,502 477,458 25,296	3.38 17.29 12.65
Thomas Paulson	Class A Common Stock	500	*
Arthur S. Wolcott	Class A Common Stock (7) Class B Common Stock (7) 6% Preferred Stock (7) 10% Series A Preferred Stock (7) 10% Series B Preferred Stock (7)	127,090 371,359 32,844 212,840 212,200	2.64 13.45 16.42 52.26 53.05
Roland E. Breunig		--	--
Paul L. Palmby		--	--
Carl A. Cichetti		--	--
Philip G. Paras	Class A Common Stock Class B Common Stock	1,000 1,500	* *
All directors and executive officers as a group	Class A Common Stock (8) Class B Common Stock (8) 6% Preferred Stock (8) 10% Series A Preferred Stock (8) 10% Series B Preferred Stock (8)	2,775,315 725,415 66,140 386,652 377,280	38.71 26.27 33.07 94.94 94.32
_________________________
* Less than 1.0%.

(1)	The applicable percentage of beneficial ownership is based on the number of shares of each class of voting stock outstanding as of the March 31, 2007. With respect to certain persons, the percentage of beneficial ownership of Class A Common Stock includes the shares of Class A Common Stock that may be acquired upon conversion of the Company’s Convertible Participating Preferred Stock but such shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)
Includes 2,355,736 shares of the Company’s Convertible Participating Preferred Stock indirectly owned by Carl Marks Management Company, L.P. Mr. Boas is a general partner of Carl Marks Management Company, L.P. and may be deemed to be the beneficial owner of such shares, which are convertible into shares of Class A Common Stock on a one-for-one basis. See note 8 to the table under the heading “ -- Security Ownership of Certain Beneficial Owners.”

(3)	Does not include 300 shares of Class A Common Stock and 300 shares of Class B Common Stock owned by Mr. Brady’s children as to which Mr. Brady disclaims beneficial ownership.
(4)	Includes 400 shares of the Company’s Convertible Participating Preferred Stock, which are convertible into shares of Class A Common Stock on a one-for-one basis.
(5)	See notes 4, 7, 17, and 20 to the table under the heading “ -- Security Ownership of Certain Beneficial Owners.”
(6)	See notes 18 and 21 to the table under the heading “ -- Security Ownership of Certain Beneficial Owners.”
(7)	See notes 2, 3, 6, 19, and 23 to the table under the heading “ -- Security Ownership of Certain Beneficial Owners.”
(8)	See footnotes (2) through (7).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, officers and shareholders owning more than 10% of a registered class of equity securities of the Company file reports regarding their ownership and changes in that ownership with the SEC. The Company is not aware that any from this group failed to make such filings in a timely manner during the past year except that the Form 3 for Mr. Breunig, which indicated no initial holdings of the Company’s stock, was inadvertently filed late.

PROPOSAL TWO: 2007 EQUITY INCENTIVE PLAN

The Board of Directors adopted the Seneca Foods Corporation 2007 Equity Incentive Plan on May 31, 2007, upon recommendation of the Compensation Committee and subject to approval by the shareholders.

A summary of the 2007 Equity Incentive Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the plan, which is attached as Appendix A.

Summary of the 2007 Equity Incentive Plan

The 2007 Equity Incentive Plan authorizes the issuance of a total of 100,000 shares of the Company’s Common Stock under awards of restricted stock and restricted stock units to eligible employees of the Company. Awards may be made in shares of Class A Common Stock or Class B Common Stock, or in a combination of Class A Common Stock and Class B Common Stock.

The 2007 Equity Incentive Plan provides that whenever an award is forfeited or cancelled, the shares subject to the award will again be available under the plan. Shares awarded under the plan may be newly issued shares or shares purchased in open market or privately negotiated transactions.

The Compensation Committee of the Board of Directors will administer the 2007 Equity Incentive Plan.

The employees of the Company eligible to be selected for awards under the 2007 Equity Incentive Plan are the officers, executives, and other key employees as determined by the Compensation Committee.

Under the 2007 Equity Incentive Plan, the Compensation Committee will select eligible employees of the Company to whom restricted stock will be awarded and will determine the number of shares of restricted stock to be awarded. Restricted stock will be forfeitable and not assignable or transferable until the satisfaction of one or more, or alternative, conditions prescribed by the Compensation Committee. The conditions may relate to the achievement of performance goals, the continuation of the employment of the employee, or other matters. The employee will be entitled to receive dividends, if any, on and vote restricted stock during the period the restricted stock is forfeitable. If the only condition attached to the vesting of restricted stock is the performance of future services, then, unless the Compensation Committee specifies otherwise, the award will vest at the rate of 25 percent per year. An employee will forfeit restricted stock upon termination of employment while the shares remain forfeitable, unless the Compensation Committee specifies otherwise in the case of death or disability.

The Compensation Committee may also select employees of the Company to whom restricted stock units will be awarded and will determine the number of restricted stock units to be awarded. Restricted stock units will not be assignable or transferable. Restricted stock units will be forfeitable until the satisfaction of one or more, or alternative, conditions prescribed by the Compensation Committee. The conditions may relate to the achievement of performance goals, the continuation of the employment of the employee, or other matters. If the only condition attached to the vesting of an award of restricted stock units is the performance of future services, then, unless the Compensation Committee specifies otherwise, the award will vest at the rate of 25 percent per year. An employee will forfeit restricted stock units upon termination of employment while the restricted stock units remain forfeitable, unless the Compensation Committee specifies otherwise in the case of death or disability. A restricted stock unit will be paid out upon vesting or, if specified by the Compensation Committee at the time of the award, at a later date. Payment will be made in the form of the Company’s Common Stock--one share of Common Stock for each restricted stock unit, either Class A Common Stock or Class B Common Stock, as specified by the Compensation Committee at the time of the award. A restricted stock unit does not carry voting or dividend rights, but the Compensation Committee may provide for the award of a dividend equivalent in conjunction with the award of a restricted stock unit. A dividend equivalent will not be credited unless a dividend is declared and paid to all holders of Class A or Class B Common Stock of the Company. Dividend equivalents may be paid currently or accrued as contingent cash compensation, or may be converted into additional restricted stock units, as specified by the Compensation Committee at the time of the award. Restricted stock units are treated in the same way as restricted stock for purposes of determining the number of shares available under the 2007 Equity Incentive Plan.

In the event of a share dividend or distribution, recapitalization, split, reorganization, merger, consolidation, spin off, or other similar corporate event that affects the Corporation’s Class A Common Stock or Class B Common Stock, the Compensation Committee will determine how to adjust, in an equitable manner, the remaining number of shares available for award under the 2007 Equity Incentive Plan and the number of shares subject to outstanding restricted stock unit awards.

A change in control of the Company (as defined in the plan) will affect restricted stock and restricted stock units as follows. If the only condition attached to the vesting of restricted stock or restricted stock units is the performance of future services, then the restricted stock or restricted stock units will vest upon a change in control. If vesting of restricted stock or restricted stock units is conditioned on achievement of a performance goal, then the restricted stock or restricted stock units will, unless otherwise specified by the Compensation Committee at the time of the award, vest upon a change of control only to the extent of a number of shares proportionate to the time elapsed in the performance period and the achievement of the performance goal at a target level.

The Board of Directors may amend the 2007 Equity Incentive Plan, except that, without shareholder approval, the Board of Directors may not increase the number of shares of Common Stock available under the plan, materially increase the benefits accruing to employees, extend the term of the plan, change the classes of employees to whom awards may be made, or expand the types of awards that may be made under the plan.

Proposed Awards

The following table presents information with respect to the fair market value of shares of restricted stock anticipated to be granted by the Compensation Committee under the 2007 Equity Incentive Plan with respect to Fiscal 2008 compensation. These awards are subject to approval of the 2007 Equity Incentive Plan by our shareholders at the Annual Meeting.

Name	Fair Market Value of Restricted Stock
Roland E. Breunig	$12,500
Carl A. Cichetti	$12,500
John D. Exner	$12,500
Cynthia L. Fohrd	$12,500
Paul L. Palmby	$50,000

Vote Required for Approval

The affirmative vote of a majority of the votes eligible to be cast at the Annual Meeting is required to approve the 2007 Equity Incentive Plan. Your Board of Directors recommends that you vote FOR this proposal. Unless otherwise instructed, proxies will be voted FOR ratification of the adoption of the 2007 Equity Incentive Plan. If approved by the shareholders, the 2007 Equity Incentive Plan will be effective as of August 10, 2007.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP to act as auditors for the fiscal year ending March 31, 2008. BDO Seidman has served as the Company’s registered independent public accounting firm since December 8, 2005. On such date, the Company terminated Ernst & Young LLP from serving as its independent accountants. A representative of BDO Seidman is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

At the Annual Meeting, the shareholders will be asked to ratify the selection of BDO Seidman as the Company’s independent registered public accounting firm. Pursuant to the Rules and Regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. Consequently, the Audit Committee will consider the results of the shareholder vote on ratification, but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of the Company’s independent auditors.

The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of BDO Seidman. The directors of the Company unanimously recommend a vote FOR the ratification of BDO Seidman as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008. Unless otherwise instructed, proxies will be voted FOR ratification of the appointment of BDO Seidman.

Principal Accountant Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by BDO Seidman and Ernst & Young LLP for fiscal years 2007 and 2006.

	2007	2006
Audit Fees (1)
- Audit of consolidated financial statements (2)	$241,167	$257,038
- Audit of internal control over financial reporting (2)	380,061	455,107
- Timely quarterly reviews	46,000	45,000
Total Audit Fees	$667,228	$757,145
Audit-Related Fees (3)	56,010	--
Tax Fees (4)	--	20,000
All Other Fees	--	--
Total	$723,238	$777,145
_________________________

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services rendered. Fiscal year 2007 audit fees included $16,827 of Ernst & Young LLP related fees. Fiscal year 2006 audit fees included $232,582 of Ernst & Young LLP related fees.
(2)	Includes fees and expenses billed through June 15, 2007.
(3)
Includes fees and expenses for services rendered from April through March of the fiscal year, notwithstanding when the fees and expenses were billed. Consists of attestations related to SEC filings, including 8-K’s related to acquisitions, comfort letters, consents, and comment letters.

(4)	Consists of professional tax services rendered by BDO Seidman, LLP for tax planning.

All audit, audit-related and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policies provide that the Chairman of the Audit Committee has the authority to approve individual audit related and permitted non-audit engagements up to $10,000. Larger engagements require majority Audit Committee approval. There were no engagements of this type provided by the principal accountant during the last two years.

Changes in Certifying Accountant

On December 8, 2005, the Board of Directors unanimously approved the recommendation of the Audit Committee to engage the accounting firm of BDO Seidman, LLP as its new independent public accountants for its audit engagement. Also on December 8, 2005, the Company’s Board of Directors unanimously approved the recommendation of the Audit Committee to dismiss Ernst & Young LLP. The Company’s Certificate of Incorporation requires the unanimous approval of the Board of Directors to effect the actions described in this paragraph. On December 8, 2005, the Company dismissed Ernst & Young LLP.

The reports of Ernst & Young LLP on the consolidated financial statements of the Company, for the fiscal years ended March 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change the Company’s accounting firm was made by the Audit Committee of the Company’s Board of Directors on December 8, 2005.

In connection with the audits of the Company’s financial statements for each of the fiscal years ended March 31, 2005 and 2004 and in the subsequent interim periods from April 1, 2005 through and including December 8, 2005, there were no disagreements between the Company and its auditors, Ernst & Young LLP, on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their reports.

During the fiscal years ended March 31, 2005 and 2004 and through December 8, 2005, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except as described below:

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Company completed its assessment of the effectiveness of its internal control over financial reporting and concluded that the Company’s internal control over financial reporting was not effective as of March 31, 2005 due to material weakness in its internal control related to (i) the application of accounting principles over the determination and calculation of asset impairments in accordance with FAS 144, (ii) the calculation and review of accrued promotion expense, and (iii) the selection and monitoring of key assumptions supporting accounting estimates, based on criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Ernst &Young LLP concurred with the Company’s assessment of the effectiveness of its internal control over financial reporting. During 2006, the Company completed remediation measures to address the material weaknesses. More details on the remediation of these material weaknesses are discussed in Item 9A of the Company’s Form 10-K for the year ended March 31, 2006.

The Company has not consulted with BDO Seidman, LLP during the fiscal years ended March 31, 2005 and 2004 or during the subsequent interim periods from April 1, 2005 through and including December 8, 2005, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

The Company requested Ernst & Young LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agrees with the statements made above by the Company. Such letter was provided.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE
2008 ANNUAL MEETING

Proposals for the Company’s Proxy Material

Any Company shareholder who wishes to submit a proposal for presentation at the Company’s 2008 Annual Meeting must submit such proposal to the Company at its office at 3736 South Main Street, Marion, New York 14505, Attention: Secretary, no later than March 3, 2008, in order to be considered for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2008 Annual Meeting.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material

For any shareholder proposal to be presented in connection with the 2008 Annual Meeting, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a shareholder must give timely written notice thereof to the Company in compliance with the advance notice provisions of the federal securities laws. To be timely, a qualified shareholder must give written notice to the Company at the Company’s offices not later than May 17, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY L. VAN RIPER
Secretary

APPENDIX A

SENECA FOODS CORPORATION

2007 EQUITY INCENTIVE PLAN

ARTICLE 1

Purpose and Duration

1.1 Introduction. Seneca Foods, (the "Corporation") establishes the Seneca Foods Corporation 2007 Equity Incentive Plan (the "Plan"), effective August 3, 2007, subject to the approval of the Corporation’s shareholders.

1.2 Purpose of the Plan. The purpose of this 2007 Equity Incentive Plan is to encourage Employees' long term commitment to the Corporation, to provide incentive for Employees to exert their best efforts on behalf of the Corporation, and to further align the interests of Employees with those of the Corporation’s shareholders.

1.3 Forms of Incentives. This Plan will provide incentives for certain Employees through grants of Restricted Stock and Restricted Stock Units.

1.4 Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan, until all Shares subject to the Plan shall have been acquired according to the Plan’s provisions. However, no Award may be granted under the Plan after August 3, 2017.

ARTICLE 2

Definitions

As used in this Plan,

2.1 "Award" means a grant under this Plan of Restricted Stock or Restricted Stock Units.

2.2 "Award Agreement" means an agreement entered into by the Corporation and a Participant, or documentation published by the Corporation unilaterally, establishing the terms of an Award in addition to those established by the Plan and the Committee’s exercise of its powers.

2.3 "Board" or "Board of Directors" means the Board of Directors of the Corporation.

2.4 "Change in Control" has the meaning given in Section 10.1.

2.5 "Class A Common Stock" means the Class A common stock, $0.25 par value, of the Corporation.

2.6 "Class B Common Stock" means the Class B common stock, $0.25 par value, of the Corporation.

2.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.8 "Committee" means the Compensation Committee of the Board of Directors.

2.9 "Common Stock" means Seneca Class A Common Stock and Seneca Class B Common Stock, or either of those classes of the Corporation's common stock.

2.10 "Director" means a member of the Board of Directors of the Corporation.

2.11 "Disability" means, unless the Committee specifies a different definition in an Award Agreement, a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders an Employee incapable of performing the Employee’s duties with the Corporation. The Committee shall determine whether a Participant is subject to a Disability.

2.12 "Effective Date" means the effective date of the Plan, which is August 10, 2007.

2.13 "Employee" means an employee of the Corporation or a Subsidiary who is an officer, executive, or other key employee, as determined by the Committee in its discretion.

2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

2.15 "Fair Market Value" of a Share of Class A Common Stock or Class B Common Stock on any date means the closing price of such a Share if the relevant class of the Corporation's Common Stock is listed on an exchange or the mean between the closing bid and the asked prices for that date if the relevant class of the Common Stock is traded over the-counter (or, if no such Shares were publicly traded on that date, the next preceding date that such Shares were so traded), all as published in The Wall Street Journal or in any other publication selected by the Committee; provided, however, that if such Shares shall not have been publicly traded for more than ten days immediate preceding such date, then the Fair Market Value of such a Share shall be determined by the Committee in such manner as it may find appropriate.

2.16 "Participant" means an Employee who has been selected to participate in the Plan and has an outstanding Award granted under the Plan.

2.17 "Performance-Based Exception" means the performance-based exception from the tax deductibility limit of Code section 162(m).

2.18 "Restricted Period" means the period described in Section 6.1 or 7.1 during which Restricted Stock or a Restricted Stock Unit is not vested.

2.19 "Restricted Stock" has the meaning given in Section 6.1.

2.20 "Restricted Stock Unit" has the meaning given in Section 7.1.

2.21 "Share" means a Share of the Corporation's Class A Common Stock or Class B Common Stock.

2.22 "Subsidiary" means any entity of which a majority of any class of equity security or ownership interest is owned, directly or indirectly, by the Corporation.

ARTICLE 3

Administration

3.1 Authority of the Committee. The Committee shall administer the Plan. Except as limited by law and subject to the provisions of the Plan, the Committee shall have full power and discretion to: select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards and the Award Agreements; construe and interpret the Plan and Award Agreements; establish, amend, or waive rules for the Plan’s administration; correct defects, supply omissions, or reconcile inconsistencies in the Plan and Award Agreements; and make all other determinations and take all other action the Committee may find necessary or advisable for the administration of the Plan. In exercising its discretion under the Plan or any Award, the Committee shall not be required to follow past practices or treat any Participant in a manner consistent with the treatment of other Participants.

3.2 Delegation of Authority. The Committee may delegate to officers of the Corporation its duties, power, and authority under the Plan pursuant to such conditions or limits as the Committee may establish, except that only the Committee or the Board may select, and grant Awards to, Participants who are subject to section 16 of the Exchange Act, and only the Committee may act with respect to Awards intended to satisfy the Performance Based Exception to Code section 162(m).

3.3 Decisions Binding. All determinations made by the Committee under the Plan shall be final and binding on all persons.

ARTICLE 4

Shares Subject to the Plan and Maximum Awards

4.1 Number and Type of Shares Subject to Awards. There are reserved for issuance pursuant to Awards under the Plan 100,000 Shares of the Corporation's Common Stock. Awards

may be made in Class A Common Stock or Class B Common Stock, or in a combination of those classes of Common Stock.

4.2 Source of Shares. Shares issued pursuant to the Plan may be either newly issued Shares, or, at the Committee’s discretion, Shares purchased in open market or privately negotiated transactions from third parties, or from a combination of those sources.

4.3 Reissuance. The number of Shares with respect to Awards that are forfeited or canceled shall again be available for issuance pursuant to Awards under the Plan.

4.4 Adjustments in Authorized Shares. If a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, Share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Corporation's Class A Common Stock or Class B Common Stock, then the Committee shall, in such manner as it may determine equitable, substitute or adjust any or all of (a) the remaining limits on the number and kind of Shares available for Awards subsequently granted, and (b) the number and kind of Shares subject to or deliverable with respect to outstanding Awards.

ARTICLE 5

Eligibility and Participation

5.1 Eligibility. All Employees are eligible to participate in the Plan.

5.2 Awards. The Committee may, from time to time, select Employees to whom Awards shall be granted and shall determine the nature and terms of, and the number of Shares subject to, each Award.

ARTICLE 6

Restricted Stock

6.1 Restricted Stock Award. A Restricted Stock Award is a grant of Shares of the Corporation's Class A Common Stock or Class B Common Stock, or both, in which the Participant’s interest will become vested only upon the satisfaction, lapse, or waiver of specified conditions, which may include, without limit, the performance of future services or the achievement of performance goals. The "Restricted Period" is the period between the date of grant of Restricted Stock and the date as of which the vesting conditions with respect to a Share of Restricted Stock are satisfied, lapse, or are waived.

If the only condition on vesting is performance of future services, then, unless the Committee specifies otherwise, the Restricted Period shall be four years, with the Award vesting at the rate of 25 percent per year, subject to Section 6.7.

6.2 Grant of Restricted Stock. The Corporation shall grant Restricted Stock Awards to Employees at the times, with respect to the number of Shares, and subject to the conditions and Restricted Period established by the Committee.

6.3 Award Agreement; Share Certificate. A Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the conditions to which the Award is subject, the Restricted Period, and such other provisions as the Committee may determine. The Corporation shall retain in its possession the certificates representing Shares of Restricted Stock until such time as such Shares have become vested.

6.4 Nontransferability. Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated before the end of the applicable Restricted Period. Furthermore, the Award Agreement may impose restrictions on transfer of Restricted Shares after the end of the applicable Restricted Period, including restrictions on transfer during continued employment and restrictions to comply with securities laws or the requirements of any stock exchange or market.

6.5 Voting Rights. A Participant may, during the Restricted Period, exercise full voting rights with respect to Shares of Restricted Stock granted to the Participant.

6.6 Dividends and Other Distributions. During the Restricted Period, dividends and other distributions with respect to Shares of Restricted Stock shall be paid currently to the Participant to whom the Restricted Stock was granted.

6.7 Termination of Employment.

(a) Except as provided in Section 6.7(b), upon termination of a Participant’s employment with the Corporation and its Subsidiaries during the Restricted Period, the Participant shall forfeit all Restricted Stock with respect to which the Restricted Period has not ended.

(b) An Award Agreement may provide that, upon termination of a Participant’s employment by reason of death or Disability, the Restricted Period for outstanding Shares of Restricted Stock granted to the Participant shall end and the Participant’s interest in those Shares shall become fully vested.

ARTICLE 7

Restricted Stock Units

7.1 Restricted Stock Unit Award. A Restricted Stock Unit Award entitles the Participant to delivery in the future of Shares of the Corporation's Class A Common Stock or Class B Common Stock, or both, or payment of their Fair Market Value in cash, at a time specified by the Committee after satisfaction, lapse, or waiver of any conditions established by the Committee. The "Restricted Period" is the period between the date of grant of a Restricted

Stock Unit and the date as of which the vesting conditions with respect to the Restricted Stock Unit are satisfied, lapse, or are waived.

If the only condition on vesting is the performance of future services, then, unless the Committee specifies otherwise, the Restricted Period shall be four years, with the Award vesting at the rate of 25 percent per year, subject to Section 7.7.

7.2 Grant of Restricted Stock Units. The Corporation shall grant Restricted Stock Units to Employees at the time, with respect to the number of Shares, and subject to any conditions and Restricted Period established by the Committee.

7.3 Award Agreement. A Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the number of Shares covered by the Award, any conditions to which the Award is subject, the Restricted Period, when the Award shall be satisfied, whether the Award shall be satisfied by delivery of Shares or cash payment, and such other provisions as the Committee may determine.

7.4 Nontransferability. A Restricted Stock Unit may not be sold, transferred, pledged, assigned, or otherwise alienated.

7.5 No Shareholder Rights. A Restricted Stock Unit shall carry with it no voting or dividend or other rights associated with Share ownership.

7.6 Dividend Equivalents. Notwithstanding Section 7.5, the Committee may determine to grant the equivalent of dividends on the number of Shares covered by a Restricted Stock Unit Award. Dividend equivalents may be paid currently, accrued as contingent cash compensation, or converted into additional Restricted Stock Unit Awards, as determined by the Committee in the Award Agreement.

7.7 Termination of Employment.

(a) Except as provided in Section 7.7(b), upon termination of a Participant’s employment with the Corporation and its Subsidiaries during the Restricted Period, the Participant shall forfeit all Restricted Stock Units with respect to which the Restricted Period has not ended.

(b) An Award Agreement may provide that, upon termination of a Participant’s employment by reason of death or Disability, all conditions attached to delivery or payment of an outstanding Restricted Stock Unit Award shall end.

(c) A Participant’s interest in any dividend equivalents granted to the Participant pursuant to Section 7.6 and accumulated with respect to Restricted Stock Units and not paid before the termination of the Participant’s employment during the Restricted Period shall be forfeited or become vested upon the termination of the Participant’s employment, in correspondence with the Participant’s interest in the Restricted Share Units to which the dividend equivalents are attributable.

7.8 Satisfaction of Award. The Corporation shall satisfy a Restricted Stock Unit Award at or after the end of the Restricted Period, at such time as is provided for in the Award Agreement, by a delivery of Shares or cash payment, as specified in the Award Agreement. Any accrued dividend equivalents or the Shares covered by the Restricted Stock Unit Awards into which the dividend equivalents were converted shall also then be paid or delivered, as applicable.

ARTICLE 8

Beneficiary Designation

A Participant may name a beneficiary or beneficiaries to whom any benefit under the Plan that becomes payable after or on account of the Participant’s death is to be paid. If no designated beneficiary survives the Participant, the Corporation shall pay such benefits to the Participant’s surviving spouse or, if none, to the Participant’s estate.

ARTICLE 9

Status of Employees

9.1 Employment. Nothing in the Plan shall interfere with or limit the right of the Corporation or a Subsidiary to terminate a Participant’s employment at any time or confer upon a Participant any right to continue in the employ of the Corporation or a Subsidiary.

9.2 Participation. Awards under the Plan are in the discretion of the Committee. No Employee shall, as a result of the existence of the Plan, have the right to be selected to receive an Award under this Plan.

ARTICLE 10

Change in Control

10.1 Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes "beneficial owner" (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation’s then outstanding securities; or (B) during any period of two consecutive years, the following persons (the "Continuing Directors")

cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Corporation’s security holders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or (C) the security holders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than 50 percent of the combined voting power of the voting securities of the Corporation or of such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation that is approved by a Board having a majority of its members individuals who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; or (D) the security holders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

10.2 Treatment of Outstanding Awards. Upon a Change in Control:

(a) Subject to subsection (c), any terms, conditions, restrictions, limits, and Restricted Periods imposed on outstanding Restricted Stock Awards shall lapse.

(b) Subject to subsection (c), any terms, conditions, restrictions, limits, and Restricted Periods imposed on outstanding Restricted Share Units shall lapse, provided that, unless the Change in Control is a change in the ownership or effective control of the Corporation or a change of ownership of a substantial portion of the assets of the Corporation (within the meaning of section 409A of the Internal Revenue Code), a Change in Control shall not accelerate the time at which Restricted Share Units and dividend equivalents attributable to them shall be paid or delivered.

(c) Except as otherwise provided in the Award Agreement, the vesting of Restricted Stock or a Restricted Share Unit that has been conditioned on the achievement of a performance objective shall be accelerated as of the effective date of the Change in Control only to the extent of a pro rata number of Shares based upon an assumed achievement of all relevant performance objectives at target levels, and upon the length of time within the performance period elapsed before the effective date of the Change in Control.

ARTICLE 11

Amendment and Termination of Plan and Awards

11.1 Amendment and Termination of Plan. The Board of Directors may amend or terminate the Plan at any time; provided, however, that:

(a) without the approval of shareholders, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 4.4) the aggregate number of Shares for which Awards may be granted; (ii) to provide any material increase in benefits to Participants; (iii) to extend the duration of the Plan; (iv) to expand materially the class of individuals eligible to participate in the Plan; or (v) to expand the type of Awards available under the Plan, and

(b) without the consent of the Participant or Participants adversely affected, the Board of Directors may not amend the Plan in a manner that has an adverse effect on the rights of any Participant under any outstanding Award.

11.2 Amendment of Awards. The Committee may waive any conditions or rights under the terms of, or otherwise amend or terminate, any outstanding Award, prospectively or retroactively. An amendment or termination shall not, without the Participant’s consent, materially diminish the benefits of the Award provided, however, that the Participant's consent shall not be required if the Committee determines, in its discretion, that such amendment or termination is (a) advisable in order for the Corporation, Plan, or Award to satisfy any law or the requirements of any accounting standard or (b) not reasonably likely to diminish the benefits of the Award.

11.3 Compliance with Section 409A. Except to the extent provided by the Committee, it is the intent of the Corporation that each Award satisfy the requirements of section 409A of the Code and applicable Treasury Department regulations to avoid the imposition of additional taxes and penalties under section 409A. Should the Committee determine that a Participant would be subject to additional tax or penalty under section 409A in connection with an Award, then the provision of the Award that would cause such additional tax or penalty shall be given no effect, and the Award Agreement shall be deemed modified or suspended by the Committee to the extent required to conform to the requirements of section 409A, without the consent of or notice to the Participant, notwithstanding Sections 11.1 and 11.2.

ARTICLE 12

Withholding

12.1 Tax Withholding. Subject to Section 12.2, the Corporation may deduct or withhold, or require a Participant to remit to the Corporation, an amount (either in cash or Shares) sufficient to satisfy the Corporation’s obligation to withhold federal, state, and local taxes with respect to any taxable event arising under or in connection with Awards granted under this Plan.

12.2 Share Withholding. With respect to withholding required upon the occurrence of any taxable event arising under or in connection with Awards granted under this Plan, the Corporation may satisfy its withholding obligation, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the withholding tax required to be collected on the transaction. The Participant may elect, however, subject to the approval of the Committee, to deliver to the

Corporation the funds, in whole or in part, necessary to satisfy the withholding obligation, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

ARTICLE 13

Miscellaneous

13.1 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.2 Unfunded Status of the Plan. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Corporation, nothing contained in this Plan shall give any rights that are greater than those of a general creditor of the Corporation.

13.3 No Representation with Respect to Taxation. Although the Corporation may endeavor to qualify an Award for specific federal income tax treatment, the Corporation makes no representation that any specific federal income tax treatment is available for any Award.

13.4 Governing Law. To the extent not preempted by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of New York.

SENECA FOODS CORPORATION
3736 South Main Street
Marion, NY 14505

PROXY
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 10, 2007

The undersigned shareholder of SENECA FOODS CORPORATION (the "Company") hereby appoints and constitutes ARTHUR S. WOLCOTT and KRAIG H. KAYSER, and either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of shareholders of the Company to be held at 3736 South Main Street, Marion, New York, on Friday, August 10, 2007, at 1:00 p.m., Eastern Daylight
Savings Time, and any and all adjournments thereof (the "Meeting"), and to vote all shares of stock of the Company registered in the name of the undersigned and entitled to vote at the Meeting upon the matters set forth below:

MANAGEMENT RECOMMENDS A VOTE FOR ITEM 1, FOR ITEM 2 AND FOR ITEM 3.

1. Election of Directors: Election of the three nominees to serve until the annual meeting of shareholders in 2010 and until their successors are duly elected and shall qualify:

[  ] FOR all nominees listed below (except as      [ ] WITHHOLD AUTHORITY to vote for
      marked to all nominees the contrary below)      listed below.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through their name in the list below:

Andrew M. Boas, Susan W. Stuart, Susan A. Henry

2. 2007 Equity Incentive Plan: Ratification of the Equity Incentive Plan which was recommended by the Compensation Committee and adopted by the Board of Directors on May 31, 2007.

[ ] FOR             [ ] AGAINST
[ ] ABSTAIN

3. Appointment of Auditors: Ratification of the appointment of BDO Seidman,
LLP as independent auditors for the fiscal year ending March 31, 2008.

[ ] FOR             [ ] AGAINST
[ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEM 1,
FOR ITEM 2 AND FOR ITEM 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature_______________________________

________________________________________
Joint owners should each sign. Executors,
administrators, trustees, guardians, and
corporate officers should give their titles.

Dated:__________________________________

(PLEASE SIGN AND RETURN PROMPTLY)